TRUST UNDER THE RIVIERA HOLDINGS CORPORATION
                                            DEFERRED COMPENSATION PLAN


                  THIS AGREEMENT made this 1st day of November 2000 by and between RIVIERA HOLDINGS CORPORATION (Company)1 and U.S. BANK NATIONAL ASSOCIATION (Trustee).

                  WHEREAS, Company has entered the Deferred Compensation Plan as listed in Appendix A; and

                  WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan; and

                  WHEREAS, Company wishes to a trust (hereinafter called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency, as herein defined, until paid under the Plan in such manner and at such time as specified in the Plan; 2 and

                  WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purposes of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employment Retirement Income Security Act of 1974; and

                  WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan; and

                  NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

         Section 1.        Establishment of Trust

                  (a) Company hereby deposits with Trustee in trust one thousand dollars ($1,000.00) which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

                  (b) The Trust shall become irrevocable upon approval by the Board of Directors of the Company.

                  (c) The Trust is intended to be a grantor trust for tax purposes, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

                  (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from the other funds of Company and shall be used exclusively for the uses and purposes of the Participant and general creditors as herein set forth. Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be merely unsecured contractual rights of the Plan Participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

                  (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor the Plan Participant or any beneficiary shall have any right to compel such additional deposits, other than a deposit due pursuant to Section (f).

                  (f) Company shall make irrevocable contributions to the Trust at the times and in the amounts specified in paragraph 4.1 of the Plan.

         Section 2.        Payments to Participant and His Beneficiaries.

                  (a) Company shall deliver to Trustee a schedule the "Payment Schedule") that indicates the amounts payable in respect to the Plan Participants (and each of their beneficiaries), that provides a formula or other instructions acceptable to trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.3

                  (b) The entitlement of the Plan Participant or their beneficiaries to benefits under the Agreement shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

                  (c) Company may make payment of benefits directly to the Plan Participant or their beneficiaries as they become due under the terms of the Plan Agreement. Company shall notify Trustee of its decision to make payment of benefits directly priors to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

         Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

                  (a) Trustee shall cease payment of benefits to the Plan Participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

                  (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereto, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                           (i) The Board of Directors and the chairman of the
                  Board of Directors of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Participant or his beneficiaries.4


                            (ii) Unless Trustee has actual knowledge of
                  Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency as described in Section 3.b.(i).

                           (iii) If at any time Trustee has determined that
                  Company is Insolvent, Trustee shall discontinue payments to the Participant or his beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participant or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Agreement or otherwise.

                           (iv) Trustee shall resume the payment of benefits to
                  the Plan Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent as described in
                  Section 3.B.(i). (or is no longer Insolvent).

                  (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant or his beneficiaries under the terms of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

         Section 4.        Payments to Company.

                  Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment(s) of benefits have been made to the Participant and his beneficiaries pursuant to the terms of the Plan.

         Section 5.        Investment Authority.

                  (a) Trustee shall invest and reinvest the principal and income of the Trust pursuant to the direction of a Plan Administrative Committee in securities and in any other form of property not prohibited by law and to written investment guidelines, if any, as Company may provide in writing from time to time to the Trustee (See APPENDIX "B" and Exhibit "B-1"). The original selection of mutual funds will be the funds recommended by the Trustee. Changes in the mutual fund families or selected funds will be communicated to the bank in writing in advance of any changes.5

                  (b) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with the Participant, except that voting rights with respect to Trust assets will be exercised by Company.

         Section 6.        Disposition of Income

                  During the term of this Trust, all of the income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

         Section 7.        Accounting by Trustee

                  Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 90 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Trustee shall provide quarterly statements including break down by participant accounts in detail similar to other brokerage accounts.

         Section 8.        Responsibility of Trustee

                  (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in the like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Agreement or this Trust and is given in writing by Company. The Company will indemnify and hold harmless the Trustee for selection of investments that are directed by the Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to receive the dispute.

                  (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

                  (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

                  (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

                  (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

                  (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or by applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

                  (g) The Company, at its option may provide, at its own expense, insurance for the deferred compensation plan.

         Section 9.        Compensation and Expenses of Trustee

                  Company shall pay all administrative and Trustee's fees (pursuant to its schedule of fees) and expenses. The minimum fee will be $250 per month. If not so paid in 30 days, the fees and expenses shall be paid from the Trust.

         Section 10.       Registration and Removal of Trustee

                  (a) Trustee may resign at any time by written notice to Company, which shall be effective 90 days after receipt of such notice unless Company and Trustee agree otherwise.

                  (b) Trustee may be removed by Company on 90 days notice or upon shorter notice accepted by Trustee.

                  (c) Upon a Change of Control, as defined herein, Trustee may not be removed by Company for three years.

                  (d) If Trustee resigns within three years after a Change of Control, as defined herein, Company shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

                  (e) If Trustee resigns or is removed prior to a change of control or within 3 years of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee's resignation or removal.6

                  (f) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

                  (g) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

                  (h) The Trustee shall have the duty and responsibility to vote the securities held in the Trust (including stock issued by the Company) in its sole discretion.7

         Section 11.       Appointment of Successor

                  (a) If Trustee resigns or is removed in accordance with
         Section 10(a) or 10 (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

                  (b) If Trustee resigns pursuant to the provisions of Section 10 (d) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

                  (c) The successor Trustee need not examine the records and acts of any prior Trustee and any retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

         Section 12.       Amendment and Termination

                  (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

                  (b) The Trust shall not terminate until the date on which the Participant and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

                  (c) Section(s) 1 through 5, inclusive, and 7 through 13, inclusive of this Trust Agreement may not be amended by Company for three years following a Change of Control, as defined herein.

         Section 13.       Miscellaneous

                  (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

                  (b) Benefits payable to the Participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

                  (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                  (d) For purposes of this Trust, "Change of Control" shall mean
         (i) the sale of substantially all of the Company's assets; (ii) the sale of more than a majority of the Company's common stock; (iii) a merger in which the Company is not the surviving company; or (iv) a merger where a majority of the stock of the Company, as the surviving company, shall be held by a party or related group of parties other than Westerman or executives of the Company with more than two (2) years seniority.8

         Section 14.       Effective Date

         The effective date of this Trust Agreement shall be ____________, 2000.

                                   RIVIERA HOLDINGS CORPORATION
Attest:


                                   By
-------------------------------      ------------------------------------
Secretary                          Treasurer


                                   U.S. BANK NATIONAL
ASSOCIATION
Attest:


                                   By
-------------------------------      ------------------------------------
Trust Officer                      Vice President


                  [Corporate Seal]


CHI99 3481273-1.057029.0012

STATE OF NEVADA   :
                                    :   SS.
COUNTY OF                           :


                  On the ____ day of ____________, I, the undersigned, as Secretary of RIVIERA HOLDING CORPORATION, a corporation duly created and existing under the laws of the State of Nevada, being duly sworn according to law, say that I was personally present at the execution of the foregoing Trust Agreement; that I personally affixed thereto the seal of RIVIERA HOLDING CORPORATION, having the authority so to do by virtue of my office; that the seal so affixed is the common or corporate seal of RIVIERA HOLDING CORPORATION; that the foregoing Trust Agreement was executed and delivered by ________________________ as ________________________ of the said corporation for the uses and purposes therein maintained, and that the name of this deponent as Secretary is subscribed to the foregoing Trust Agreement in attestation of its due execution and delivery.



                                                              Secretary

SWORN and subscribed before me the day and year aforesaid. WITNESS my hand and seal.



Notary Public

My Commission Expires:

STATE OF NEVADA   :
                                    :   SS.
COUNTY OF                           :


                  On the ____ day of ____________, I, the undersigned, as Trust Officer of U.S. BANK , being duly sworn according to law, say that I was personally present at the execution of the foregoing Trust Agreement; and personally affixed thereto the common or corporate seal of U.S. BANK NATIONAL ASSOCIATION, that the seal so affixed is the common or corporate seal of the said corporation; that the foregoing Trust Agreement was executed and delivered by ________________________ as a Vice President of the said corporation for the uses and purposes therein maintained, and that the name of this deponent as Trust Officer is in attestation of its due execution and delivery.



                                                              Trust Officer

SWORN and subscribed before me the day and year aforesaid. WITNESS my hand and seal.



Notary Public

My Commission Expires:

                                                    Appendix A

                  The Plan to which reference is made in the Trust instrument to which this Appendix is attached is as follows:

                  (1) Riviera Holdings Corporation Deferred Compensation Plan dated as of June 1, 2000.

THIS APPENDIX A CANNOT BE AMENDED AFTER THERE HAS OCUCRRED A CHANGE OF CONTROL, AS DEFINED IN THE TRUST TO WHICH THIS APPENDIX IS ATTACHED.

                                                    Appendix b

                       INSTURCTIONS FOR INVESTMENTS IN RIVIERA STOCK


                  Quarterly during the period 48 hours after release of earnings and for the next 14 calendar days, an authorized representative of the Company will instruct the trustee regarding the dollar amount and price limits for acquiring Riviera Holdings Corporation Common Stock (AMEX symbol RIV) for the Trust. The Trustee will establish a separate trading account with a broker of its choice to acquire the shares. After the acquisition is complete, the shares will be divided among the separate accounts maintained by the Trustee. A copy of the Form of Instructions is attached herewith as Exhibit B-1.

                  The procedure for acquiring shares from the Company treasury if the shares cannot be acquired on the open market in 20 trading days is described in Exhibit B-1.




























                                                    Exhibit B-1




Date:_____________


U.S. Bank National Association





Gentlemen:

In accordance with the Trust Agreement dated September 1, 2000 under the Riviera Holdings Corporation Deferred Compensation Plan you are instructed to acquire Riviera Holdings Corporation common stock on the open market at a limit price of $______:

Beneficiary:          Total          Fund A            Fund B            Fund C           Fund D
                    -----          ------            ------            ------           ------

Ronald Johnson   $_________       $_________       $_________        $_________       $_________

Duane Krohn      $_________       $_________       $_________        $_________       $_________

Robert Vannucci  $_________       $_________       $_________        $_________       $_________

Jerome Grippe    $_________       $_________       $_________        $_________       $_________

Total            $_________       $_________       $_________        $_________       $_________

These instructions are effective until revoked or superceded. If you are not able to acquire the "Open Market" shares in 20 trading days, the Company may agree, by notifying the Trustee in writing, to provide shares from the treasury at the market price not to exceed $____ and not at a price lower than the Company's average cost of approximately $7.50. The Company will indicate, in its notification, how many shares are being provided, the price and the total amount to be paid by the Trustee. The Company will also indicate which beneficiaries are affected and how many shares are to be allocated to each Beneficiary's account. The Trustee will acquire the stock from the Company for individual accounts (or in a separate account subject to later distribution to the beneficiary's accounts) depending on the processing method used by the Trustee.




To the extent open market shares or treasury shares cannot be acquired, the amounts shall revert to the mutual funds as previously instructed and the shares purchased will be divided pari passu to the beneficiary accounts.

Very truly yours,



Duane Krohn, Treasurer
Riviera Holdings Corporation





--------
1 Note, in order to avoid adverse income tax consequences for any subsidiary that has executive who participate in the deferred compensation plan funded through this trust, the subsidiary must become a party to the Trust Agreement and the assets of the trust must be subject to the claim of the subsidiary's creditors. (See, IRS Notice 2000-59). Please let me know if any executives of the subsidiaries will participate in the plan.


2 The provisions adding a reference to multiple accounts were deleted in order to assure that the trust follows the model trust agreement as set forth in IRS Revenue Procedure 92-64. Failure to be a qualified trust can result in adverse tax consequence. The Trustee should administer the trust with recordkeeping entries for multiple accounts. But, the trust assets belong to the Trust as a whole.


3 This last sentence was added back to the agreement. It is a required provision in the IRS model trust agreement. More importantly, the Company needs to be sure that the trustee understands and will undertake the tax withholding responsibilities.


4 Deletion of the provision requiring the Trustee to review the Company's SEC filings and to determine if the Company is solvent is fine.


5 This provision is not consistent with the IRS Model trust agreement. However, I do not believe that the provision is not inconsistent with the status of the trust as a grantor trust and, therefore, is permissible.


6 This provision is included for the protection of the executives who are beneficiaries under the Plan. You may want to consider leaving it.


7 I added this provision to be sure that it is understood that the Trustee will vote the shares of RIV stock held in the trust.


8 This definition is fine. But we need to be sure that it is identical to the provision in the Deferred Compensation Plan.






                                                     AMENDMENT
                                                        TO
                                   TRUST UNDER THE RIVIERA HOLDINGS CORPORATION
                                            DEFERRED COMPENSATION PLAN

         This AMENDMENT ("Amendment") is dated as of May 8, 2001, by and between RIVIERA HOLDINGS CORPORATION ("Company") and U.S. BANK NATIONAL ASSOCIATION ("Trustee").

         WHEREAS, the parties have entered into a Trust Agreement dated January 3, 2001, with regards to the Company's Deferred Compensation Plan (the "Agreement"); and

         WHEREAS, the parties wish to amend that Agreement.

         NOW, THEREFORE, the parties do hereby amend the Agreement as follows:

         1. The third "WHEREAS" of the Agreement is hereby amended to read as follows:

                  "WHEREAS, Company wishes to establish a trust (hereinafter) called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's and the Company's wholly owned subsidiary's, Riviera Operating Corporation ("Subsidiary"), creditors in the event of the Company's or its Subsidiary's insolvency, as herein defined, until paid under the Plan in such manner and at such time as specified in the Plan; and.

2. Section 1. (d) is hereby amended to read as follows:

                  (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from the other funds of Company and shall be used exclusively for the uses and purposes of the Participant and general creditors as herein set forth. Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be merely unsecured contractual rights of the Plan Participants and their beneficiaries against Company and its Subsidiary. Any assets held by the Trust will be subject to the claims of Company's and its Subsidiary's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.


3. Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent, is amended in its entirety as follows:

                  (a) Trustee shall cease payment of benefits to the Plan Participants and their beneficiaries if the Company or its Subsidiary is Insolvent. Company or its Subsidiary shall be considered "Insolvent" for purposes of this Trust Agreement if either (i) is unable to pay its debts as they become due, or
                  (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

                  (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereto, the principal and income of the Trust shall be subject to claims of general creditors of Company and its Subsidiary under federal and state law as set forth below.

(i) The Board of Directors and the Chairman of the Board of Directors of Company or its Subsidiary shall have the duty to inform Trustee in writing of Company's or its Subsidiary's Insolvency. If a person claiming to be a creditor of Company or its Subsidiary alleges in writing to Trustee that Company or its Subsidiary has become Insolvent, Trustee shall determine whether Company or its Subsidiary is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Participants or their beneficiaries.

(ii) Unless Trustee has actual knowledge of Company's or its Subsidiary's Insolvency, or has received notice from Company, its Subsidiary or a person claiming to be a creditor alleging that Company or its Subsidiary is Insolvent, Trustee shall have no duty to inquire whether Company or its Subsidiary is Insolvent. Trustee may in all events rely on such evidence concerning Company's or its Subsidiary's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's or its Subsidiary's solvency as described in Section 3.b.(i).

(iii) If at any time Trustee has determined that Company or its Subsidiary is Insolvent, Trustee shall discontinue payments to the Participant or his beneficiaries and shall hold the assets of the Trust for the benefit of Company's or its Subsidiary's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participant or his beneficiaries to pursue their rights as general creditors of Company or its Subsidiary with respect to benefits due under the Agreement or otherwise.

(iv) Trustee shall resume the payment of benefits to the Plan Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company and its Subsidiary are not Insolvent as described in Section 3.B.(i). (or are no longer Insolvent).

     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant or his beneficiaries under the terms of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

4. Except as Amended herein, the terms and conditions of the original Trust Agreement dated January 3, 2001, shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment to Trust Under The Riviera Holdings Corporation Deferred Compensation Plan as of the date first written above.

         RIVIERA HOLDINGS CORPORATION

         Attest:



         By:__________________________         By:____________________________



         U.S. BANK NATIONAL ASSOCIATION

         Attest:



         By:__________________________         By:_____________________________